EXHIBIT 99.1

Press Release	Certegy Inc.
100 Second Avenue South
Suite 1100S
St. Petersburg, FL 33701

Date: January 26, 2006	Phone:	727-227-8000
	Fax:	727-227-8091

Contact: Mary Waggoner
Certegy Inc.
SVP-Investor Relations
678-867-8004

FOR IMMEDIATE RELEASE

Certegy Shareholders Approve Combination with

Fidelity National Information Services

St. Petersburg, FL, January 26, 2006 – Certegy Inc. (NYSE: CEY) announced today that its shareholders have voted to approve all proposals relating to the proposed combination of Certegy with Fidelity National Information Services, Inc. (“FIS”), a majority-owned subsidiary of Fidelity National Financial, Inc. (NYSE: FNF), pursuant to a stock-for-stock merger.  Of the shares voted, approximately 99.2 percent were in favor of the issuance of Certegy stock in the transaction, 98.4 percent were in favor of amending the company’s charter and 93.7 percent were in favor of amending and restating the company’s Stock Incentive Plan.  Consummation of the transaction, which is expected to occur effective 12:01 a.m., Eastern time, on February 1, 2006, is subject to various additional customary conditions that must be satisfied or waived prior to closing.

Certegy also announced today the declaration of the special cash dividend of $3.75 per share that the company previously announced as part of the combination plan.  The dividend will be paid to record holders of Certegy’s common stock as of the close of business on the last business day preceding the day on which the proposed combination with FIS is to become effective.  The company anticipates, based on the current schedule for the transaction, that the record date for the special dividend will be January 31, 2006.  Payment of this dividend, which remains subject to the satisfaction or waiver of the conditions to the company’s obligations to close the merger of FIS with and into a wholly-owned subsidiary of Certegy, is conditioned upon the consummation of such merger.

About Certegy Inc.

Certegy Inc. (NYSE: CEY) provides credit and debit processing, check risk management and check cashing services, merchant processing and e-banking services to over 6,000 financial institutions, 100,000 retailers and 100 million consumers worldwide.  Headquartered in St. Petersburg, Florida, Certegy maintains a strong global presence with operations in the United States, United Kingdom, Ireland, France, Chile, Brazil, Australia, New Zealand, Thailand and the Caribbean.  As a leading payment services provider, Certegy offers a comprehensive range of transaction processing services, check risk management solutions and integrated customer support programs that facilitate the exchange of business and consumer payments. Certegy generated over $1.0 billion in revenue in 2004.  For more information on Certegy, please visit www.certegy.com.

Forward-Looking Statements

The statements in this release include forward-looking statements that are based on current expectations, assumptions, estimates, and projections about Certegy and our industry.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Certegy’s control that may cause actual results to differ significantly from what is expressed in those statements.  Factors that could, either individually or in the aggregate, affect our performance include: our reliance on a small number of business segments and strategic relationships; our ability to comply with bankcard association rules and government regulations; the sensitivity of our business to the economy; declines in check writing; and other factors described in detail in the section entitled “Certain Factors Affecting Forward-Looking Statements” in our 2004 Annual Report on Form 10-K filed on March 11, 2005, with the SEC.

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